Provident Financial Services, Inc. Announces Record Fourth Quarter and Full Year Earnings,
Declaration of Quarterly Cash Dividend and Annual Meeting Date

ISELIN, NJ, January 27, 2023 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $49.0 million, or $0.66 per basic and diluted share for the three months ended December 31, 2022, compared to $43.4 million, or $0.58 per basic and diluted share, for the three months ended September 30, 2022 and $37.3 million, or $0.49 per basic and diluted share, for the three months ended December 31, 2021. For the year ended December 31, 2022, net income totaled $175.6 million, or $2.35 per basic and diluted share, compared to $167.9 million, or $2.20 per basic share and $2.19 per diluted share, for the year ended December 31, 2021. For the three months and year ended December 31, 2022, earnings were impacted by $1.2 million and $4.1 million, respectively, of non-tax deductible transaction costs related to the pending merger with Lakeland Bancorp, Inc. (“Lakeland”) that was announced on September 27, 2022.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident reported strong financial results for the fourth quarter and full year 2022. Fourth quarter net income and net interest income represent record performance for Provident, as the net interest margin expanded 11 basis points from the trailing quarter and commercial loan growth remained strong, growing at an annualized rate of 9.7%.”
Regarding the previously announced pending merger with Lakeland Bancorp, Inc., Labozzetta added, “Our team continues to work diligently towards obtaining stockholder and regulatory approvals necessary to combine our two companies into a preeminent super-community bank. We remain excited regarding our opportunity to partner with Lakeland and serving the customers of the combined company.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on February 24, 2023, to stockholders of record as of the close of business on February 10, 2023.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on April 27, 2023 at 10:00 a.m. Eastern Time as a virtual meeting. March 1, 2023 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Performance Highlights for the Fourth Quarter of 2022
•Net interest income increased $4.6 million to $114.1 million for the three months ended December 31, 2022, from $109.5 million for the trailing quarter as a result of growth in average loans outstanding and increased market rates.
•The net interest margin increased 11 basis points to 3.62% for the quarter ended December 31, 2022, from 3.51% for the trailing quarter.
•The average yield on total loans increased 44 basis points to 4.82% for the quarter ended December 31, 2022, compared to the trailing quarter, while the average cost of deposits, including non-interest bearing deposits, increased 33 basis points to 0.67% for the quarter ended December 31, 2022.
•The Company’s total commercial loan portfolio increased $208.7 million, or 9.7% annualized, to $8.78 billion at December 31, 2022, from $8.57 billion at September 30, 2022.
•The Company's earnings for the quarter ended December 31, 2022 were impacted by $1.2 million of non-tax deductible transaction costs related to the Company's pending merger with Lakeland, compared to $2.9 million for the trailing quarter. Additionally, an $8.6 million gain was realized on the sale of a foreclosed commercial property in the trailing quarter.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 2.03% for the quarter ended December 31, 2022, compared to 2.12% for the quarter ended September 30, 2022.

•Annualized returns on average assets, average equity and average tangible equity(1) were 1.42%, 12.37% and 17.51%, respectively for the three months ended December 31, 2022, compared with 1.26%, 10.68% and 14.96%, respectively for the trailing quarter.
•At December 31, 2022, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.29 billion, with a weighted average interest rate of 6.76%.
•The Company recorded a $3.4 million provision for credit losses for the quarter ended December 31, 2022, compared to an $8.4 million provision for the trailing quarter. The decrease in the provision for credit losses for the quarter was due in large part to the Company's stable asset quality and a $2.4 million specific reserve on a commercial property recorded in the trailing quarter.
Results of Operations
Three months ended December 31, 2022 compared to the three months ended September 30, 2022
For the three months ended December 31, 2022, net income was $49.0 million, or $0.66 per basic and diluted share, compared to net income of $43.4 million, or $0.58 per basic and diluted share, for the three months ended September 30, 2022.
Net Interest Income and Net Interest Margin
Net interest income increased $4.6 million to $114.1 million for the three months ended December 31, 2022, from $109.5 million for the trailing quarter. The improvement in net interest income was largely due to the period over period increase in the net interest margin resulting from the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the reinvestment of cash flows from investment securities into higher-yielding loans.
The Company’s net interest margin increased 11 basis points to 3.62% for the quarter ended December 31, 2022, from 3.51% for the trailing quarter. The average yield on interest-earning assets for the quarter ended December 31, 2022 increased 46 basis points to 4.36%, compared to the trailing quarter. The average cost of interest-bearing liabilities for the quarter ended December 31, 2022 increased 46 basis points to 1.00%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2022 increased 43 basis points to 0.90%, compared to 0.47% for the trailing quarter. The average cost of total deposits, including non-interest bearing deposits, was 0.67% for the quarter ended December 31, 2022, compared to 0.35% for the trailing quarter. The average cost of borrowed funds for the quarter ended December 31, 2022 was 1.74%, compared to 1.11% for the quarter ended September 30, 2022.
Provision for Credit Losses
For the quarter ended December 31, 2022, the Company recorded a $3.4 million provision for credit losses, compared with a provision for credit losses of $8.4 million for the quarter ended September 30, 2022. The decrease in the provision for credit losses for the quarter was due in large part to the Company's stable asset quality and a $2.4 million specific reserve on a commercial property recorded in the trailing quarter.
Non-Interest Income and Expense
For the three months ended December 31, 2022, non-interest income totaled $18.3 million, a decrease of $10.2 million, compared to the trailing quarter. Other income decreased $9.6 million to $716,000 for the three months ended December 31, 2022, compared to the trailing quarter, primarily due to an $8.6 million gain on the sale of a foreclosed commercial office property recognized in the prior quarter. Fee income decreased $591,000 to $6.6 million for the three months ended December 31, 2022, compared to the trailing quarter, primarily due to decreases in commercial loan prepayment fees and deposit related fee income. Insurance agency income decreased $560,000 to $2.3 million for the three months ended December 31, 2022, compared to $2.9 million for the trailing quarter, largely due to a seasonal decrease in business activity. Additionally, wealth management income decreased $189,000 compared to the trailing quarter, to $6.6 million for the three months ended December 31, 2022, primarily due to a decrease in the market value of assets under management, partially offset by an increase in tax preparation fees. Partially offsetting these decreases in non-interest income, Bank owned life insurance ("BOLI") income increased

$773,000 compared to the trailing quarter, to $2.0 million for the three months ended December 31, 2022, primarily due to a benefit claim recognized in the current quarter.
Non-interest expense totaled $61.7 million for the three months ended December 31, 2022, a decrease of $7.8 million, compared to $69.4 million for the trailing quarter. For the three months ended December 31, 2022, the Company recorded a $1.6 million negative provision for credit losses for off-balance sheet credit exposures, compared to a $1.6 million provision for the trailing quarter. The $3.2 million decrease in the provision for credit losses for off-balance sheet credit exposures for the current quarter was primarily due to a decrease in loans approved and awaiting closing. Compensation and benefits expense decreased $3.5 million to $34.6 million for the three months ended December 31, 2022, compared to $38.1 million for the trailing quarter. The decrease in compensation and benefit expense was primarily attributable to decreases in employee medical and salary expenses, partially offset by an increase in the accrual for incentive compensation. Other operating expenses decreased $546,000 to $11.6 million for the three months ended December 31, 2022, compared to the trailing quarter. The decrease in other operating expenses was largely due to a decrease in merger-related costs related to the pending merger with Lakeland compared to the merger-related costs recognized in the trailing quarter, partially offset by an increase in non-merger related attorney fees. Additionally, data processing expense decreased $421,000 to $5.2 million for the three months ended December 31, 2022, compared to the trailing quarter, largely due to a decrease in software related expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.79% for the quarter ended December 31, 2022, compared to 1.89% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 46.88% for the three months ended December 31, 2022, compared to 47.11% for the trailing quarter.
Income Tax Expense
For the three months ended December 31, 2022, the Company's income tax expense was $18.2 million with an effective tax rate of 27.1%, compared with income tax expense of $16.7 million with an effective tax rate of 27.7% for the trailing quarter. The increase in tax expense for the three months ended December 31, 2022, compared with the trailing quarter was largely due to an increase in taxable income. The decrease in the effective tax rate for the three months ended December 31, 2022, compared with the trailing quarter was largely due to a decrease in quarterly non-deductible merger related transaction costs, partially offset by an increase in the proportion of income derived from taxable sources.
Three months ended December 31, 2022 compared to the three months ended December 31, 2021
For the three months ended December 31, 2022, net income was $49.0 million, or $0.66 per basic and diluted share, compared to net income of $37.3 million, or $0.49 per basic and diluted share, for the three months ended December 31, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $20.2 million to $114.1 million for the three months ended December 31, 2022, from $93.9 million for same period in 2021. The increase in net interest income for the three months ended December 31, 2022, was primarily driven by an increase in the net interest margin resulting from the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the investment of excess liquidity into higher- yielding loans. This was partially offset by a reduction in the fees related to the forgiveness of PPP loans. For the three months ended December 31, 2022, fees related to the forgiveness of PPP loans decreased $1.8 million to $75,000, compared to $1.9 million for the three months ended December 31, 2021.
The Company’s net interest margin increased 67 basis points to 3.62% for the quarter ended December 31, 2022, from 2.95% for the same period last year. The average yield on interest-earning assets for the quarter ended December 31, 2022 increased 117 basis points to 4.36%, compared to 3.19% for the quarter ended December 31, 2021. The average cost of interest bearing liabilities increased 66 basis points for the quarter ended December 31, 2022 to 1.00%, compared to 0.34% for the fourth quarter of 2021. The average cost of interest bearing deposits for the quarter ended December 31, 2022 was 0.90%, compared to 0.28% for the same period last year. The average cost of total deposits, including non-interest bearing deposits, was 0.67% for the quarter ended December 31, 2022, compared with 0.21%

for the quarter ended December 31, 2021. The average cost of borrowed funds for the quarter ended December 31, 2022 was 1.74%, compared to 0.94% for the same period last year.
Provision for Credit Losses
For the quarter ended December 31, 2022, the Company recorded a $3.4 million provision for credit losses, compared with a $400,000 provision for credit losses for the quarter ended December 31, 2021. The increase in the provision for credit losses was largely a function of an increase in total loans outstanding, combined with the period-over-period weakening in the economic forecast.
Non-Interest Income and Expense
Non-interest income totaled $18.3 million for the quarter ended December 31, 2022, a decrease of $2.4 million, compared to the same period in 2021. Wealth management income decreased $1.2 million to $6.6 million for the three months ended December 31, 2022, compared to the same period in 2021, primarily due to a decrease in the market value of assets under management. Additionally, fee income decreased $733,000 to $6.6 million for the three months ended December 31, 2022, compared to the same period in 2021, largely due to a decrease in commercial loan prepayment fees, partially offset by an increase in non-deposit investment fee income. Other income decreased $587,000 to $716,000 for the three months ended December 31, 2022, compared to the quarter ended December 31, 2021, primarily due to decreases in net gains on the sale of loans and fees on loan-level interest rate swap transactions.
Non-interest expense totaled $61.7 million for the three months ended December 31, 2022, a decrease of $389,000, compared to $62.1 million for the three months ended December 31, 2021. For the three months ended December 31, 2022, the Company recorded a $1.6 million negative provision for credit losses for off-balance sheet credit exposures, compared to a $640,000 negative provision for the same period in 2021. The $1.0 million decrease in the provision for credit losses for off-balance sheet credit exposures for the quarter was primarily due to a decrease in loans approved and awaiting closing, along with an increase in line of credit utilization. Additionally, compensation and benefits expense decreased $1.0 million to $34.6 million for three months ended December 31, 2022, compared to $35.6 million for the same period in 2021. The decrease was principally due to decreases in the accrual for incentive compensation, post retirement benefit expense and employee medical benefits, partially offset by an increase in salary expense. Partially offsetting these decreases, other operating expenses increased $1.1 million to $11.6 million for the three months ended December 31, 2022, compared to the same period in 2021, primarily due to $1.2 million of transaction costs related to the pending merger with Lakeland. Net occupancy expenses increased $530,000 to $8.3 million for the three months ended December 31, 2022, compared to the same period in 2021, largely due to increases in maintenance, depreciation and rent expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.79% for the quarter ended December 31, 2022, compared to 1.81% for the same period in 2021. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 46.88% for the three months ended December 31, 2022 compared to 54.74% for the same respective period in 2021.
Income Tax Expense
For the three months ended December 31, 2022, the Company's income tax expense was $18.2 million with an effective tax rate of 27.1%, compared with $14.8 million with an effective tax rate of 28.4% for the three months ended December 31, 2021. The increase in tax expense for the three months ended December 31, 2022, compared with the same period last year was largely the result of an increase in taxable income. The decrease in the effective tax rate for the three months ended December 31, 2022, compared with the three months ended December 31, 2021, was largely due to a discrete item in the prior year resulting in additional tax expense related to the apportionment of income subject to state income taxes, partially offset by non-deductible merger related transaction costs of $1.2 million in the current quarter.

Year Ended December 31, 2022 compared to the Year ended December 31, 2021
For the year ended December 31, 2022, net income totaled $175.6 million, or $2.35 per basic and diluted share, compared to net income of $167.9 million, or $2.20 per basic share and $2.19 per diluted share, for the year ended December 31, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $51.5 million to $417.6 million for the year ended December 31, 2022, from $366.0 million for same period in 2021. The increase in net interest income for the year ended December 31, 2022, was primarily driven by the favorable repricing of adjustable rate loans and an increase in rates on new loan originations. Net interest income was further enhanced by increases in available for sale debt securities and total loans outstanding, along with growth in lower-costing core and non-interest bearing deposits. This was partially offset by a reduction in fees related to the forgiveness of PPP loans. For the year ended December 31, 2022, fees related to the forgiveness of PPP loans decreased $9.9 million to $1.4 million, compared to $11.3 million for the year ended December 31, 2021.
For the year ended December 31, 2022, the net interest margin increased 37 basis points to 3.37%, compared to 3.00% for the year ended December 31, 2021. The average yield on interest earning assets increased 46 basis points to 3.76% for the year ended December 31, 2022, compared to 3.30% for the year ended December 31, 2021, while the average cost of interest bearing liabilities increased 13 basis points to 0.54% for the year ended December 31, 2022, compared to 0.41% last year. The average cost of interest bearing deposits increased 14 basis points to 0.47% for the year ended December 31, 2022, compared to 0.33% in the prior year. Average non-interest bearing demand deposits increased $206.3 million to $2.75 billion for the year ended December 31, 2022, compared with $2.54 billion for the year ended December 31, 2021. The average cost of total deposits, including non-interest bearing deposits, was 0.35% for the year ended December 31, 2022, compared with 0.25% for the year ended December 31, 2021. The average cost of borrowings for the year ended December 31, 2022 was 1.23%, compared to 1.09% last year.
Provision for Credit Losses
For the year ended December 31, 2022, the Company recorded an $8.4 million provision for credit losses related to loans, compared with a negative provision for credit losses of $24.3 million for the year ended December 31, 2021. The increase in the year-over-year provision for credit losses was largely a function of the significant favorable impact of the post-pandemic recovery resulting in a large negative provision taken in the prior year and an increase in total loans outstanding.
Non-Interest Income and Expense
For the year ended December 31, 2022, non-interest income totaled $87.8 million, an increase of $980,000, compared to the same period in 2021. Other income increased $6.5 million to $14.2 million for the year ended December 31, 2022, compared to $7.7 million for the same period in 2021, primarily due to an $8.6 million gain realized on the sale of a foreclosed commercial office property and an increase in fees on loan-level interest rate swap transactions, partially offset by income recognized from a $3.4 million reduction in the contingent consideration related to the earn-out provisions of the 2019 purchase of Tirschwell & Loewy, Inc. by Beacon Trust Company, recorded in the prior year. Insurance agency income increased $1.2 million to $11.4 million for the year ended December 31, 2022, compared to $10.2 million for the same period in 2021, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, wealth management income decreased $2.9 million to $27.9 million for the year ended December 31, 2022, compared to the same period in 2021, primarily due to a decrease in the market value of assets under management, partially offset by new business generation. BOLI income decreased $1.9 million to $6.0 million for the year ended December 31, 2022, compared to the same period in 2021, largely due to a decrease in benefit claims recognized and lower equity valuations. Additionally, fee income decreased $1.8 million to $28.1 million for the year ended December 31, 2022, compared to the same period in 2021, primarily due to a decrease in debit card revenue, which was curtailed by the application of the Durbin amendment to the Company's operations beginning July 1, 2021 and a decrease in commercial loan prepayment fees, partially offset by an increase in deposit related fees.
Non-interest expense totaled $256.8 million for the year ended December 31, 2022, an increase of $6.8 million, compared to $250.1 million for the year ended December 31, 2021. Other operating expense increased $4.4 million to

$43.0 million for the year ended December 31, 2022, compared to $38.6 million for the year ended December 31, 2021, primarily due to $4.1 million of transaction costs related to the pending merger with Lakeland. Compensation and benefits expense increased $3.8 million to $147.2 million for the year ended December 31, 2022, compared to $143.4 million for the year ended December 31, 2021, primarily due to increases in stock-based compensation and salary expense, partially offset by a decrease in the accrual for incentive compensation. Data processing expense increased $2.0 million to $21.8 million for the year ended December 31, 2022, mainly due to an increase in software subscription and maintenance expenses. Additionally, net occupancy expense increased $1.6 million to $34.6 million for the year ended December 31, 2022, compared to the same period in 2021, mainly due to increases in rent, depreciation and maintenance expenses, a portion of which were attributable to the Company's new administrative offices. Partially offsetting these increases, the Company recorded a $3.4 million negative provision for credit losses for off-balance sheet credit exposures, compared to a $1.5 million provision last year. The $4.9 million decrease in the provision for credit losses for off-balance sheet credit exposures for the year was primarily due to an increase in line of credit utilization, combined with a decrease in loans approved and awaiting closing.
Income Tax Expense
For the year ended December 31, 2022, the Company's income tax expense was $64.5 million with an effective tax rate of 26.8%, compared with $59.2 million with an effective tax rate of 26.1% for the year ended December 31, 2021. The increase in tax expense for the year ended December 31, 2022, compared with the same period last year was largely the result of an increase in taxable income, while the increase in the effective tax rate for the year ended December 31, 2022, compared with the prior year was largely due to non-deductible merger related transaction costs of $4.1 million in the current year.
Asset Quality
The Company’s total non-performing loans at December 31, 2022 were $58.5 million, or 0.57% of total loans, compared to $59.5 million or 0.59% of total loans at September 30, 2022 and $48.0 million, or 0.50% of total loans at December 31, 2021. The $1.0 million decrease in non-performing loans at December 31, 2022, compared to the trailing quarter, consisted of a $7.1 million decrease in non-performing commercial mortgage loans and a $1.2 million decrease in non-performing residential loans, partially offset by a $7.0 million increase in non-performing commercial loans and a $351,000 increase in non-performing consumer loans. At December 31, 2022, impaired loans totaled $68.8 million with related specific reserves of $2.4 million, compared with impaired loans totaling $65.7 million with related specific reserves of $4.2 million at September 30, 2022. At December 31, 2021, impaired loans totaled $52.3 million with related specific reserves of $4.3 million.
At December 31, 2022, the Company’s allowance for credit losses related to the loan portfolio was 0.86% of total loans, compared to 0.88% and 0.84% at September 30, 2022 and December 31, 2021, respectively. The allowance for credit losses increased $7.3 million to $88.0 million at December 31, 2022, from $80.7 million at December 31, 2021. The increase in the allowance for credit losses on loans at December 31, 2022 compared to December 31, 2021 was due to an $8.4 million provision for credit losses, partially offset by net charge-offs of $1.1 million. The increase in the allowance for credit losses on loans was primarily due to the weakened economic forecast, combined with an increase in total loans outstanding.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	December 31, 2022		September 30, 2022		December 31, 2021
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Residential mortgage loans	10	$1,411	16	$2,922	26	$7,229
Commercial mortgage loans	2	2,300	3	848	4	720
Multi-family mortgage loans	1	790	1	798	—	—
Construction loans	1	905	1	1,058	—	—
Total mortgage loans	14	5,406	21	5,626	30	7,949
Commercial loans	5	964	9	2,101	11	7,229
Consumer loans	18	885	12	401	24	649
Total 30 to 59 days past due	37	$7,255	42	$8,128	65	$15,827

60 to 89 days past due:
Residential mortgage loans	9	$1,114	4	$302	7	$1,131
Commercial mortgage loans	2	412	—	—	2	3,960
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	1	1,097	—	—	—	—
Total mortgage loans	12	2,623	4	302	9	5,091
Commercial loans	5	1,014	5	1,135	5	1,289
Consumer loans	4	147	6	379	7	228
Total 60 to 89 days past due	21	3,784	15	1,816	21	6,608
Total accruing past due loans	58	$11,039	57	$9,944	86	$22,435

Non-accrual:
Residential mortgage loans	14	$1,928	21	$3,120	28	$6,072
Commercial mortgage loans	10	28,212	13	35,352	14	16,887
Multi-family mortgage loans	1	1,565	1	1,583	1	439
Construction loans	2	1,878	2	1,878	2	2,365
Total mortgage loans	27	33,583	37	41,933	45	25,763
Commercial loans	34	24,188	35	17,181	51	20,582
Consumer loans	10	738	9	387	17	1,682
Total non-accrual loans	71	$58,509	81	$59,501	113	$48,027

Non-performing loans to total loans		0.57%		0.59%		0.50%
Allowance for loan losses to total non-performing loans		150.44%		148.96%		168.11%
Allowance for loan losses to total loans		0.86%		0.88%		0.84%
At December 31, 2022 and December 31, 2021, the Company held foreclosed assets of $2.1 million and $8.7 million, respectively. During the year ended December 31, 2022, there were five additions to foreclosed assets with an aggregate carrying value of $1.2 million, four properties sold with an aggregate carrying value of $7.6 million and a valuation charge of $200,000. Foreclosed assets at December 31, 2022 consisted primarily of commercial real estate. Total non-performing assets at December 31, 2022 increased $3.9 million to $60.6 million, or 0.44% of total assets, from $56.8 million, or 0.41% of total assets at December 31, 2021.

Balance Sheet Summary
Total assets at December 31, 2022 were $13.8 billion, a $2.2 million increase from December 31, 2021. The increase in total assets was primarily due to a $667.3 million increase in total loans and a $135.0 million increase in other assets, partially offset by a $526.0 million decrease in cash and cash equivalents and a $268.4 million decrease in total investments.
The Company’s loan portfolio totaled $10.2 billion at December 31, 2022 and $9.6 billion at December 31, 2021. The loan portfolio consists of the following:

	December 31, 2022	September 30, 2022	December 31, 2021
	(Dollars in thousands)
Mortgage loans:
Residential	$1,177,698	$1,169,368	$1,202,638
Commercial	4,316,185	4,237,534	3,827,370
Multi-family	1,513,818	1,478,402	1,364,397
Construction	715,494	666,740	683,166
Total mortgage loans	7,723,195	7,552,044	7,077,571
Commercial loans	2,233,670	2,190,584	2,188,866
Consumer loans	304,780	316,547	327,442
Total gross loans	10,261,645	10,059,175	9,593,879
Premiums on purchased loans	1,380	1,376	1,451
Net deferred fees and unearned discounts	(14,142)	(14,022)	(13,706)
Total loans	$10,248,883	$10,046,529	$9,581,624
Total PPP loans outstanding, which are included in total commercial loans, decreased $92.1 million to $2.8 million at December 31, 2022, from $94.9 million at December 31, 2021. Excluding the decrease in PPP loans, for the year ended December 31, 2022, the Company experienced net increases of $488.8 million in commercial mortgage loans, $149.4 million in multi-family loans, $136.9 million in commercial loans and $32.3 million in construction loans, partially offset by net decreases in residential mortgage and consumer loans of $24.9 million and $22.7 million, respectively. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 85.6% of the loan portfolio at December 31, 2022, compared to 84.1% at December 31, 2021.
For the year ended December 31, 2022, loan funding, including advances on lines of credit, totaled $3.95 billion, compared with $3.52 billion for the same period in 2021.
At December 31, 2022, the Company’s unfunded loan commitments totaled $2.06 billion, including commitments of $1.05 billion in commercial loans, $545.7 million in construction loans and $135.5 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2022 and December 31, 2021 totaled $2.17 billion and $2.05 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.29 billion at December 31, 2022, compared to $1.46 billion at September 30, 2022 and $1.09 billion at December 31, 2021.
Cash and cash equivalents were $186.5 million at December 31, 2022, a $526.0 million decrease from December 31, 2021, primarily due to a decrease in short term investments, combined with the investment of excess liquidity into loans.
Total investments were $2.26 billion at December 31, 2022, a $268.4 million decrease from December 31, 2021. This decrease was primarily due to an increase in unrealized losses on available for sale debt securities, repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.

Total deposits decreased $671.0 million during the year December 31, 2022, to $10.6 billion. Total savings and demand deposit accounts decreased $729.9 million to $9.8 billion at December 31, 2022, while total time deposits increased $58.9 million to $751.4 million at December 31, 2022. The decrease in savings and demand deposits was largely attributable to a $535.3 million decrease in interest bearing demand deposits, as the Company shifted $450.0 million of brokered demand deposits into lower-costing Federal Home Loan Bank of New York ("FHLB") borrowings, a $122.3 million decrease in non-interest bearing demand deposits, a $50.4 million decrease in money market deposits and a $22.0 million decrease in savings deposits. The increase in time deposits was primarily due to the inflow of brokered time deposits, partially offset by maturities of longer-term retail time deposits.
Borrowed funds increased $710.6 million during the year ended December 31, 2022, to $1.3 billion. The increase in borrowings was largely due to the maturity and replacement of brokered demand deposits into lower-costing FHLB borrowings and asset funding requirements. Borrowed funds represented 9.7% of total assets at December 31, 2022, an increase from 5.2% at December 31, 2021.
Stockholders’ equity decreased $99.4 million during the year ended December 31, 2022, to $1.6 billion, primarily due to an increase in unrealized losses on available for sale debt securities, dividends paid to stockholders and common stock repurchases, partially offset by net income. For the year ended December 31, 2022, common stock repurchases totaled 2,045,762 shares at an average cost of $23.23 per share, of which 18,471 shares, at an average cost of $23.45 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At December 31, 2022, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at December 31, 2022 were $21.25 and $15.12, respectively, compared with $22.05 and $16.02, respectively, at December 31, 2021.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, January 27, 2023 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2022. The call may be accessed by dialing 1-844-200-6205 (United States), 1-646-904-5544 (United States Local), 1-833-950-0062 (Canada Toll Free), 1-226-828-7575 (Canada Local), or 1-929-526-1599 (All other locations). Speakers will need to enter speaker access code (597023) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland Bancorp, Inc.; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; and potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies.
In addition, the effects of the COVID-19 pandemic continue to have an uncertain impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, including potential variants, it is difficult to predict the continuing impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which remain highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Statement of Income
Net interest income	$114,060	$109,489	$93,889	$417,552	$366,023
Provision for credit losses	3,384	8,413	397	8,388	(24,339)
Non-interest income	18,266	28,445	20,654	87,789	86,809
Non-interest expense	61,674	69,443	62,063	256,847	250,053
Income before income tax expense	67,268	60,078	52,083	240,106	227,118
Net income	49,034	43,421	37,303	175,648	167,921
Diluted earnings per share	$0.66	$0.58	$0.49	$2.35	$2.19
Interest rate spread	3.36%	3.36%	2.85%	3.22%	2.89%
Net interest margin	3.62%	3.51%	2.95%	3.37%	3.00%

Profitability
Annualized return on average assets	1.42%	1.26%	1.08%	1.29%	1.26%
Annualized return on average equity	12.37%	10.68%	8.74%	10.86%	10.03%
Annualized return on average tangible equity (2)	17.51%	14.96%	12.04%	15.20%	13.89%
Annualized adjusted non-interest expense to average assets (3)	1.79%	1.89%	1.81%	1.88%	1.86%
Efficiency ratio (4)	46.88%	47.11%	54.74%	50.68%	54.89%

Asset Quality
Non-accrual loans		$59,501		$58,509	$48,027
90+ and still accruing		—		—	—
Non-performing loans		59,501		58,509	48,027
Foreclosed assets		2,053		2,124	8,731
Non-performing assets		61,554		60,633	56,758
Non-performing loans to total loans		0.59%		0.57%	0.50%
Non-performing assets to total assets		0.45%		0.44%	0.41%
Allowance for loan losses		$88,633		$88,023	$80,740
Allowance for loan losses to total non-performing loans		148.96%		150.44%	168.11%
Allowance for loan losses to total loans		0.88%		0.86%	0.84%
Net loan charge-offs (recoveries)	$4,010	(1,216)	$(307)	$1,117	$(3,574)
Annualized net loan charge offs (recoveries) to average total loans	0.16%	(0.05)%	(0.01)%	0.01%	(0.04)%

Average Balance Sheet Data
Assets	$13,714,201	$13,622,554	$13,715,235	$13,642,849	$13,338,911
Loans, net	10,107,451	9,914,831	9,479,369	9,798,822	9,556,702
Earning assets	12,406,641	12,390,107	12,577,181	12,412,830	12,181,121
Savings and demand deposits	10,092,807	10,173,351	10,410,706	10,318,261	9,752,245
Borrowings	1,031,974	908,841	628,404	756,275	789,838
Interest-bearing liabilities	9,164,135	9,011,492	9,034,078	9,025,495	8,891,775
Stockholders' equity	1,572,572	1,613,522	1,693,567	1,618,090	1,673,715
Average yield on interest-earning assets	4.36%	3.90%	3.19%	3.76%	3.30%
Average cost of interest-bearing liabilities	1.00%	0.54%	0.34%	0.54%	0.41%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net income	$49,034	$43,421	$37,303	$175,648	$167,921
Adjustments to net income:
Provision for credit losses	3,384	8,413	397	8,388	(24,339)
Credit loss (benefit) expense for off-balance sheet credit exposure	(1,596)	1,575	(640)	(3,384)	1,515
Merger-related transaction costs	1,242	2,886	—	4,128	—
Income tax expense	18,234	16,657	14,780	64,458	59,197
Adjusted PTPP income	$70,298	$72,952	$51,840	$249,238	$204,294

Annualized Adjusted PTPP income	$278,900	$289,429	$205,670	$249,238	$204,294
Average assets	$13,714,201	$13,622,554	$13,715,235	$13,642,849	$13,338,911

Annualized Adjusted PTPP return on average assets	2.03%	2.12%	1.50%	1.83%	1.53%

(2) Annualized Return on Average Tangible Equity
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Total average stockholders' equity	$1,572,572	$1,613,522	$1,693,567	$1,618,090	$1,673,715
Less: total average intangible assets	461,402	462,180	464,740	462,620	465,214
Total average tangible stockholders' equity	$1,111,170	$1,151.342	$1,228,827	$1,155,470	$1,208,501

Net income	$49,034	$43,421	$37,303	$175,648	$167,921

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	17.51%	14.96%	12.04%	15.20%	13.89%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Reported non-interest expense	$61,674	$69,443	$62,063	$256,847	$250,053
Adjustments to non-interest expense:
Credit loss (benefit) expense for off-balance sheet credit exposures	(1,596)	1,575	(640)	(3,384)	1,515
Merger-related transaction costs	1,242	2,886	—	4,128	—
Adjusted non-interest expense	$62,028	$64,982	$62,703	$256,103	$248,538

Annualized adjusted non-interest expense	$246,089	$257,809	$248,767	$256,103	$248,538

Average assets	$13,714,201	$13,622,554	$13,715,235	$13,642,849	$13,338,911

Annualized adjusted non-interest expense/average assets	1.79%	1.89%	1.81%	1.88%	1.86%

(4) Efficiency Ratio Calculation
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net interest income	$114,060	$109,489	$93,889	$417,552	$366,023
Non-interest income	18,266	28,445	20,654	87,789	86,809
Total income	$132,326	$137,934	$114,543	$505,341	$452,832

Adjusted non-interest expense	$62,028	$64,982	$62,703	$256,103	$248,538

Efficiency ratio (adjusted non-interest expense/income)	46.88%	47.11%	54.74%	50.68%	54.89%

(5) Book and Tangible Book Value per Share
				December 31,	December 31,
				2022	2021
Total stockholders' equity				$1,597,703	$1,697,096
Less: total intangible assets				460,892	464,183
Total tangible stockholders' equity				$1,136,811	$1,232,913

Shares outstanding				75,169,196	76,969,999

Book value per share (total stockholders' equity/shares outstanding)				$21.25	$22.05
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$15.12	$16.02

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2022 (Unaudited) and December 31, 2021
(Dollars in Thousands)

Assets	December 31, 2022	December 31, 2021
Cash and due from banks	$186,490	$506,270
Short-term investments	18	206,193
Total cash and cash equivalents	186,508	712,463
Available for sale debt securities, at fair value	1,803,548	2,057,851
Held to maturity debt securities, net (fair value of $373,468 and $449,709 at December 31, 2022 and December 31, 2021, respectively).	387,923	436,150
Equity securities, at fair value	1,147	1,325
Federal Home Loan Bank stock	68,554	34,290
Loans	10,248,883	9,581,624
Less allowance for credit losses	88,023	80,740
Net loans	10,160,860	9,500,884
Foreclosed assets, net	2,124	8,731
Banking premises and equipment, net	79,794	80,559
Accrued interest receivable	51,903	41,990
Intangible assets	460,892	464,183
Bank-owned life insurance	239,040	236,630
Other assets	341,143	206,146
Total assets	$13,783,436	$13,781,202

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$8,373,005	$9,080,956
Savings deposits	1,438,583	1,460,541
Certificates of deposit of $100,000 or more	504,627	368,277
Other time deposits	246,809	324,238
Total deposits	10,563,024	11,234,012
Mortgage escrow deposits	35,705	34,440
Borrowed funds	1,337,370	626,774
Subordinated debentures	10,493	10,283
Other liabilities	239,141	178,597
Total liabilities	12,185,733	12,084,106

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,169,196 shares outstanding at December 31, 2022, and 76,969,999 shares outstanding at December 31, 2021, respectively.	832	832
Additional paid-in capital	981,138	969,815
Retained earnings	918,158	814,533
Accumulated other comprehensive (loss) income	(165,045)	6,863
Treasury stock	(127,154)	(79,603)
Unallocated common stock held by the Employee Stock Ownership Plan	(10,226)	(15,344)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,427)	(3,984)
Deferred Compensation - Directors' Deferred Fee Plan	3,427	3,984
Total stockholders' equity	1,597,703	1,697,096
Total liabilities and stockholders' equity	$13,783,436	$13,781,202

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended December 31, 2022, September 30, 2022 (Unaudited) and December, 2021, and year ended December 31, 2022 (Unaudited) and 2021
(Dollars in Thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest income:
Real estate secured loans	$91,140	$80,273	$64,972	$304,321	$252,336
Commercial loans	28,576	25,201	23,393	98,961	99,163
Consumer loans	4,100	3,785	3,325	14,368	13,574
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	10,653	9,560	6,587	36,619	23,798
Held to maturity debt securities	2,393	2,416	2,621	9,894	10,743
Deposits, federal funds sold and other short-term investments	313	496	770	2,018	2,725
Total interest income	137,175	121,731	101,668	466,181	402,339

Interest expense:
Deposits	18,383	9,560	6,018	38,704	26,513
Borrowed funds	4,520	2,518	1,485	9,310	8,614
Subordinated debt	212	164	276	615	1,189
Total interest expense	23,115	12,242	7,779	48,629	36,316
Net interest income	114,060	109,489	93,889	417,552	366,023
Provision charge (benefit) for credit losses	3,384	8,413	397	8,388	(24,339)
Net interest income after provision for credit losses	110,676	101,076	93,492	409,164	390,362

Non-interest income:
Fees	6,612	7,203	7,345	28,128	29,967
Wealth management income	6,596	6,785	7,842	27,870	30,756
Insurance agency income	2,305	2,865	2,207	11,440	10,216
Bank-owned life insurance	2,010	1,237	1,960	5,988	7,930
Net gain on securities transactions	27	(3)	(3)	181	255
Other income	716	10,358	1,303	14,182	7,685
Total non-interest income	18,266	28,445	20,654	87,789	86,809

Non-interest expense:
Compensation and employee benefits	34,621	38,079	35,628	147,203	143,366
Net occupancy expense	8,304	8,452	7,774	34,566	32,932
Data processing expense	5,178	5,599	5,126	21,753	19,755
FDIC Insurance	1,240	1,400	1,345	5,195	6,260
Amortization of intangibles	781	779	890	3,292	3,664
Advertising and promotion expense	1,499	1,366	1,365	5,191	3,951
Credit loss expense (benefit) for off-balance sheet exposures	(1,596)	1,575	(640)	(3,384)	1,515
Other operating expenses	11,647	12,193	10,575	43,031	38,610
Total non-interest expense	61,674	69,443	62,063	256,847	250,053
Income before income tax expense	67,268	60,078	52,083	240,106	227,118
Income tax expense	18,234	16,657	14,780	64,458	59,197
Net income	$49,034	$43,421	$37,303	$175,648	$167,921

Basic earnings per share	$0.66	$0.58	$0.49	$2.35	$2.20
Average basic shares outstanding	74,380,933	74,297,237	76,125,889	74,700,623	76,471,933

Diluted earnings per share	$0.66	$0.58	$0.49	$2.35	$2.19
Average diluted shares outstanding	74,443,511	74,398,975	76,226,747	74,782,370	76,560,840

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$31,481	$310	3.90%	$30,231	$201	2.67%	$455,454	$162	0.14%
Federal funds sold and other short-term investments	314	3	3.57%	46,707	295	2.54%	207,311	608	1.16%
Available for sale debt securities	1,818,356	9,825	2.16%	1,948,721	9,115	2.42%	1,968,628	6,192	1.26%
Held to maturity debt securities, net (1)	389,729	2,393	2.46%	399,370	2,416	1.87%	431,295	2,621	2.43%
Equity securities, at fair value	938	—	—%	949	—	—%	1,106	—	—%
Federal Home Loan Bank stock	58,372	828	5.67%	49,298	445	3.61%	34,018	395	4.64%
Net loans: (2)
Total mortgage loans	7,625,044	91,140	4.70%	7,443,268	80,273	4.28%	7,035,981	64,972	3.64%
Total commercial loans	2,172,358	28,576	5.17%	2,151,512	25,201	4.66%	2,108,915	23,393	4.37%
Total consumer loans	310,049	4,100	5.25%	320,051	3,785	4.74%	334,473	3,325	3.94%
Total net loans	10,107,451	123,816	4.82%	9,914,831	109,259	4.38%	9,479,369	91,690	3.81%
Total interest-earning assets	$12,406,641	$137,175	4.36%	$12,390,107	$121,731	3.90%	$12,577,181	$101,668	3.19%

Non-Interest Earning Assets:
Cash and due from banks	134,847			126,330			125,539
Other assets	1,172,713			1,106,117			1,012,515
Total assets	$13,714,201			$13,622,554			$13,715,235

Interest-Bearing Liabilities:
Demand deposits	$5,927,504	$15,405	1.03%	$5,906,679	$7,990	0.54%	$6,208,858	$4,747	0.30%
Savings deposits	1,479,260	404	0.11%	1,515,926	296	0.08%	1,441,867	428	0.12%
Time deposits	714,938	2,574	1.43%	669,639	1,274	0.76%	731,318	843	0.46%
Total Deposits	8,121,702	18,383	0.90%	8,092,244	9,560	0.47%	8,382,043	6,018	0.28%

Borrowed funds	1,031,974	4,520	1.74%	908,841	2,518	1.11%	628,404	1,485	0.94%
Subordinated debentures	10,459	212	8.03%	10,407	164	6.35%	23,631	276	4.64%
Total interest-bearing liabilities	9,164,135	23,115	1.00%	9,011,492	12,242	0.54%	9,034,078	7,779	0.34%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,686,043			2,750,746			2,759,981
Other non-interest bearing liabilities	291,451			246,794			227,609
Total non-interest bearing liabilities	2,977,494			2,997,540			2,987,590
Total liabilities	12,141,629			12,009,032			12,021,668
Stockholders' equity	1,572,572			1,613,522			1,693,567
Total liabilities and stockholders' equity	$13,714,201			$13,622,554			$13,715,235

Net interest income		$114,060			$109,489			$93,889

Net interest rate spread			3.36%			3.36%			2.85%
Net interest-earning assets	$3,242,506			$3,378,615			$3,543,103

Net interest margin (3)			3.62%			3.51%			2.95%

Ratio of interest-earning assets to total interest-bearing liabilities	1.35x			1.37x			1.39x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	2.32%	2.36%	1.74%	1.47%	1.29%
Net loans	4.82%	4.38%	3.89%	3.80%	3.81%
Total interest-earning assets	4.36%	3.90%	3.43%	3.23%	3.19%

Interest-Bearing Liabilities:
Total deposits	0.90%	0.47%	0.27%	0.25%	0.28%
Total borrowings	1.74%	1.11%	0.84%	0.86%	0.94%
Total interest-bearing liabilities	1.00%	0.54%	0.31%	0.29%	0.34%

Interest rate spread	3.36%	3.36%	3.12%	2.94%	2.85%
Net interest margin	3.62%	3.51%	3.21%	3.02%	2.95%

Ratio of interest-earning assets to interest-bearing liabilities	1.35x	1.37x	1.38x	1.39x	1.39x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	December 31, 2022			December 31, 2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$102,505	$809	0.79%	$421,898	$533	0.13%
Federal funds sold and other short term investments	84,969	1,208	1.42%	181,982	2,192	1.20%
Available for sale debt securities	1,975,641	34,612	1.75%	1,539,811	21,515	1.40%
Held to maturity debt securities, net (1)	407,236	9,894	2.43%	437,994	10,743	2.45%
Equity securities, at fair value	999	—	—%	1,063	—	—%
Federal Home Loan Bank stock	42,658	2,008	4.71%	41,671	2,283	5.48%
Net loans: (2)
Total mortgage loans	7,348,482	304,321	4.14%	6,878,382	252,336	3.67%
Total commercial loans	2,131,685	98,961	4.64%	2,320,077	99,163	4.27%
Total consumer loans	318,655	14,368	4.51%	358,243	13,574	3.79%
Total net loans	9,798,822	417,650	4.26%	9,556,702	365,073	3.82%
Total interest-earning assets	$12,412,830	$466,181	3.76%	$12,181,121	$402,339	3.30%

Non-Interest Earning Assets:
Cash and due from banks	128,523			142,981
Other assets	1,101,496			1,014,809
Total assets	$13,642,849			$13,338,911

Interest-Bearing Liabilities:
Demand deposits	$6,076,653	$32,047	0.53%	$5,794,398	$20,458	0.35%
Savings deposits	1,492,046	1,276	0.09%	1,414,560	1,604	0.11%
Time deposits	690,140	5,381	0.78%	868,185	4,451	0.51%
Total deposits	8,258,839	38,704	0.47%	8,077,143	26,513	0.33%
Borrowed funds	756,275	9,310	1.23%	789,838	8,614	1.09%
Subordinated debentures	10,381	615	5.92%	24,794	1,189	4.79%
Total interest-bearing liabilities	$9,025,495	$48,629	0.54%	$8,891,775	$36,316	0.41%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,749,562			2,543,287
Other non-interest bearing liabilities	249,702			230,134
Total non-interest bearing liabilities	2,999,264			2,773,421
Total liabilities	12,024,759			11,665,196
Stockholders' equity	1,618,090			1,673,715
Total liabilities and stockholders' equity	$13,642,849			$13,338,911

Net interest income		$417,552			$366,023

Net interest rate spread			3.22%			2.89%
Net interest-earning assets	$3,387,335			$3,289,346

Net interest margin (3)			3.37%			3.00%

Ratio of interest-earning assets to total interest-bearing liabilities	1.38x			1.37x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
Interest-Earning Assets:
Securities	1.86%	1.42%	2.24%
Net loans	4.26%	3.82%	3.87%
Total interest-earning assets	3.76%	3.30%	3.55%

Interest-Bearing Liabilities:
Total deposits	0.47%	0.33%	0.53%
Total borrowings	1.23%	1.09%	1.36%
Total interest-bearing liabilities	0.54%	0.41%	0.67%

Interest rate spread	3.22%	2.89%	2.88%
Net interest margin	3.37%	3.00%	3.05%

Ratio of interest-earning assets to interest-bearing liabilities	1.38x	1.37x	1.35x

Note: The previously reported average balances of interest bearing and non-interest bearing cash for the prior period ended December 31, 2020 in the preceding table were recalculated. This recalculation resulted in the previously reported net interest margin changing from 3.09% to 3.05% for the period ended December 31, 2020.